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                                                                    EXHIBIT 99.2

                      [Sodexho Alliance S.A. letterhead]

                                                  Jean-Pierre Cuny
                                                  Sodexho
                                                  Port de la Bourdonnais
                                                  75007 Paris
                                                  FRANCE

                                                  Paris, January 1, 1999

Dear Jean-Pierre,

This is to confirm that the Agreement between us dated and effective as of November 1, 1996, relating to the acquisition of beneficial ownership by Sodexho of options acquired by you in Corrections Corporation of America and certain other payments to directors, shall apply to additional options acquired by you in Prison Realty Corporation (all of which shall be beneficially owned by Sodexho) and shall apply to the other payments and benefits from Prison Realty Corporation in the same manner as it applied to other rights and benefits from Corrections Corporation of America.

Please confirm your agreement by signing and returning the enclosed copy to the undersigned.

                              SODEXHO ALLIANCE, S.A.



                              By: /s/ Bernard Carton
                                  ------------------------

ACCEPTED AND AGREED TO:

/s/ Jean-Pierre Cuny
--------------------
Jean-Pierre Cuny
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                                   AGREEMENT


Agreement dated November 1, 1996, between Sodexho SA, a French corporation with headquarters at 3, avenue Newton, 78180 Montigny-le-Bretonneux, France (the "Company") and Jean-Pierre Cuny, an officer and employee of the Company, and a French citizen and resident, residing at 31 rue Cardinet, 75017 Paris (the "Employee").

WHEREAS, the Employee is serving as a director of Corrections Corporation of America, a Delaware corporation, headquartered at 102 Woodmont Boulevard, Nashville, TN 37205 ("CCA").

WHEREAS, on June 4, 1993, CCA adopted the Corrections Corporation of America Non-Employee Directors' Stock Option Plan (the "Directors' Plan"); and

WHEREAS, on November 1, 1996, CCA adopted the First Amendment to the Corrections Corporation of America Non-Employee Directors' Stock option Plan to (i) increase the number of shares of CCA common stock issued under the Directors' Plan and
(ii) provide for the limited transferability of the options granted pursuant to the Directors' Plan.

NOW, THEREFORE, in consideration of these premises and the mutual promises set forth below, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Any fees paid or to be paid by CCA to the Employee in his capacity as a director ("Director Fees") have always been and are for the separate and personal account of the Employee.

     2. Any other remuneration and benefits (other than Director Fees as covered above and the 1994 stock option as covered below) are beneficially owned by the Company and all ownership rights and all income tax liabilities of any jurisdiction with respect thereto shall be those of the Company.

     3. All stock options granted by CCA to the Employee in his capacity as a director of CCA, including the stock option for 7,500 shares granted to the Employee pursuant to the Directors' Plan in November 1995, the stock option for 30,000 shares granted to the Employee pursuant to the Directors' Plan in November 1996 and any additional stock options granted hereafter pursuant to the Directors' Plan or any other CCA stock option plan shall (excepting only the stock option for 7,500 shares granted to the Employee under the Directors' Plan in November, 1994 which has been the subject of a special arrangement) be beneficially owned by the Company and all ownership rights and all income tax liabilities of any jurisdiction with respect thereto shall be those of the Company.

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     4.   The stock option for 7,500 shares granted to the Employee pursuant to the Directors' Plan in 1994 (the "1994 Option") has always been for the separate and personal account of the Employee and the Company confirms its prior disclaimer of any beneficial ownership in the 1994 Option.

     5. The Employee shall make such transfers of stock options and execute such other documents and make such filings as directed by the Company from time to time to carry out the foregoing. The Company shall indemnify the Employee against all tax liability with respect to the stock options, remuneration and benefits received by the Employee for the account of the Company in accordance with the foregoing.

     6. The company shall exercise its right to ensure that, when for any reason whatsoever the Employee shall cease to be a Director of CCA, the Employee shall be treated as having "retired" from the Board within the meaning of Section 4(d) of the November 15, 1994 Non-Qualified Stock Option Agreement.

     7. This Agreement shall not be modified except by an Agreement in writing signed by both parties. This Agreement shall not be assigned by the Employee without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of both parties and its or his respective heirs, successors and assigns.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by their respective parties as of the date first above written.


SODEXHO SA

 /s/ Bernard Carton                  /s/ Jean-Pierre Cuny
-----------------------            ------------------------
Bernard Carton                     Jean-Pierre Cuny
Vice Chairman, Finance

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